Exhibit 1.01

Micron Technology, Inc.
Conflict Minerals Report
Calendar Year 2021

We1 prepared this Conflict Minerals Report (“CMR”) pursuant to Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). This CMR covers the calendar year reporting period ended December 31, 20212 and is filed as an exhibit to our Form SD. This CMR includes a description of the measures we have taken to exercise due diligence on the source and chain of custody of conflict minerals3 (specifically gold, and the derivatives tin, tantalum, and tungsten (collectively “3TG”)) necessary to the functionality or production of our memory and storage products manufactured during the year ended December 31, 2021.

Overview of Our Commitment to Responsible Sourcing:

In support of global responsible sourcing, we are committed to monitoring our supply chain with a goal to ensure that conflict minerals directly or indirectly supporting civil violence or human rights abuses in the Democratic Republic of the Congo (“DRC”) or adjoining countries are not used in the manufacture of Micron products. We also believe that responsible sourcing means continuing to support stable economic development in the DRC region (rather than a DRC embargo), and accordingly we do not prohibit our suppliers from using 3TG metals sourced from the region. Our conflict mineral supply chain monitoring program is consistent with the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Third Edition) (the “OECD Guidance”) and integrates tools developed by the Responsible Minerals Initiative (“RMI”).

Micron is a founding member of RMI (member ID MICR). We continue to support RMI and its Responsible Minerals4 third-party auditing program, the Responsible Minerals Assurance Process (“RMAP”), as part of our commitment to drive ethical sourcing of 3TG metals throughout our supply chain. In 2021, we continued working with RMI and provided leadership through multiple RMI leadership working groups, including the Smelter Engagement, Multi-Stakeholder, Gold, Cobalt, Due Diligence Practices, Minerals Reporting Template and RMI Plenary Working Groups. The RMI Plenary Working Group is tasked with defining future directions, protocol, procedures, issue resolutions, recognition of other reporting organizations, training, oversight, and smelter and refiner engagements. To learn more about RMI’s initiatives to help companies achieve a responsible minerals supply chain and the RMAP visit responsiblemineralsinitiative.org.

Micron’s Responsible Minerals Policy is published at micron.com/about/our-commitment/sourcing-responsibly/responsible-minerals-policy. To learn more about our responsible minerals supplier requirements, see our Micron Supplier Requirements Standard (“SRS”) at micron.com/about/our-commitment/sourcing-responsibly/suppliers. The content of any website referred to in this Report is included for general information only and is not incorporated by reference in this Report.
1    In this CMR, unless otherwise indicated or the context otherwise requires, “we,” “us,” “our,” “Micron,” and the “Company” refers to Micron Technology, Inc. and its subsidiaries.
2    Unless otherwise noted, any designation of years refers to calendar years.
3    Conflict minerals are those minerals regulated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Currently, they consist of columbite-tantalite, also known as coltan (and its derivative tantalum); cassiterite (and its derivative tin); wolframite (and its derivative tungsten); and gold.
4    The term “responsible minerals” as used herein refers to a process to verify that relevant smelters or refiners are Conformant with the RMI’s RMAP or an equivalent third-party auditing program.

Overview of Micron’s Responsible Minerals Program:

We require our suppliers5 to source 3TG metals from smelters and refiners validated as Conformant6 with responsible minerals sourcing standards (such as the RMAP or standards enacted by the London Bullion Market Association (“LBMA”) or the Responsible Jewellery Council (“RJC”)). To ensure our suppliers meet our SRS requirements for responsible minerals sourcing, we make all suppliers aware of our commitment to responsible sourcing and our expectation that all smelters and refiners in our supply chain are Conformant with responsible minerals sourcing standards; conduct ongoing due diligence on the source and chain of custody of conflict minerals in our supply chain in conformance with the OECD Guidance; encourage suppliers to adopt responsible sourcing practices; and collaborate with industry stakeholders through our leadership in the RMI. To further transparency in the conflict mineral supply chain, in addition to publicly reporting the results of our due diligence efforts annually, we share our due diligence results directly with our customers.

In 2021, we requested that all new suppliers take a Supplier Compliance Training, which helped increase awareness of and focus on our requirement that Micron suppliers may only use Conformant smelters and refiners. As a result, during 2021 and for the fifth consecutive year, no supplier within our memory and storage products supply chain proposed adding any smelters or refiners that had a Non-Conformant status with RMI. We also continued to implement our resolution process to quickly identify and work toward removal of smelters and refiners from our supply chain when they drop out of the RMI, LBMA, or RJC programs and thus become Non-Conformant.

Based on the information provided by our suppliers and our due diligence efforts through December 31, 2021, we identified a total of 219 smelters and refiners we believe were in our memory and storage products supply chain at any point during the year ended December 31, 2021, none of which had a Non-Conformant status with RMI at the time they entered our supply chain. Eleven smelters and refiners that were reported to be in our memory and storage products supply chain during 2021 were subsequently determined to be inoperative or removed on or prior to December 31, 2021. We determined that 208 smelters and refiners were in our memory and storage products supply chain as of December 31, 2021, of which 204 were validated as Conformant and four were listed as Active7 with RMI.

1. Our Outreach to Suppliers and Reasonable Country of Origin Inquiry

Our goal is to ensure that all 3TG metals in our supply chain are sourced through responsible minerals smelters and refiners. In furtherance of that goal, we collect information at least annually utilizing the RMI Conflict Minerals Reporting Template (“CMRT”) from applicable suppliers regarding their supply chains, including the names and locations of smelters and refiners of 3TG as well as the country of origin of 3TG processed by such smelters and refiners. We then ask that suppliers review and acknowledge our Responsible Minerals Policy and our SRS, which sets out our expectations that all smelters and refiners in our supply chain are, and remain, validated as Conformant.

In addition, we required that new suppliers in our memory and storage products supply chain participate in our Supplier Lifecycle Performance Management process as they were added to our memory and storage products supply chain throughout the year, and we requested that they complete our formal Supplier Compliance Training program.

5    The term “supplier(s)” refers to both incumbent and new suppliers and manufacturers that are likely to provide us with products containing 3TG metals that are necessary to the function or manufacture of our memory and storage products. The term “supplier(s)” does not include suppliers and manufacturers to the extent that they supply us with equipment or tools used in manufacturing our products,
6    The term “Conformant” means that smelters or refiners are verified as Conformant with the RMI’s RMAP or an equivalent third-party auditing program.
7     The term “Active,” with respect to the RMI, means that a smelter or refiner has committed to undergo an RMAP assessment, completed the relevant documents, and scheduled an on-site assessment.

We make our suppliers aware that smelters and refiners that fail to become Conformant in one or more responsible sourcing auditing programs will be targeted for removal from our memory and storage products supply chain. In addition, the terms and conditions we include with every Micron purchase order further reinforce our responsible sourcing expectations and requirements with direct reference to our SRS. Throughout 2021, we worked with our suppliers to help raise awareness of our expectations, provide ongoing education concerning our requirements, and provide training through our risk mitigation and escalation process.

Our outreach to suppliers, which included our reasonable country of origin inquiry, did not provide us with complete information on the origin of 3TG from smelters and refiners reported to be in our memory and storage products supply chain in 2021. We had reason to believe, however, that at least some sourcing was from the DRC and adjoining countries. Accordingly, we conducted due diligence on the chain and custody of 3TG and prepared this Conflict Minerals Report.

2. Our Conflict Minerals Due Diligence Program

2.1 Our Conflict Minerals Due Diligence Program Design

We have designed our conflict minerals due diligence program in conformance with the principles of the OECD Guidance and the supplements thereto as applied to downstream companies. As a downstream purchaser of 3TG metals, our due diligence program can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the 3TG metals necessary to the functionality or production of our products. Our due diligence processes are based on the necessity of seeking data from our direct suppliers and those suppliers seeking similar information within their supply chains to identify the original sources of the 3TG metals we use. We also rely, to a large extent, on information collected and provided by RMI and other third-party auditing programs. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud.

2.2 Our Conflict Minerals Due Diligence for 2021 Products

2.2.1 Our Management System

For the year ended December 31, 2021, management of our responsible minerals program was provided by a cross-functional Responsible Minerals Steering Team, with representatives from Micron’s Procurement, Supply Chain, Finance, Sales, Sustainability and Legal departments, headed by a Senior Procurement Compliance Manager. The Steering Team met at least monthly during the year ended December 31, 2021 to review progress towards maintaining our goal of a responsibly-sourced supply chain. Oversight of the Responsible Minerals Steering Team was provided by a cross-functional Responsible Minerals Executive Team comprised of Vice President-level executives, which is charged with sponsoring and reviewing our responsible minerals program. The Steering Team reported to the Executive Team on a monthly basis during the year ended December 31, 2021. In addition, our Global Supply Chain Compliance Council, which includes a subset of our Responsible Minerals Executive Team, is charged with direct oversight of our responsible sourcing program. During the year ended December 31, 2021, the Steering Team reported regularly to the Global Supply Chain Compliance Council to review our progress towards our goal of achieving a responsibly-sourced supply chain. In addition, in January 2022, we added dedicated resources to further strengthen our responsible minerals program.

We also continued to incorporate our responsible minerals supplier requirements (i.e., that suppliers must report 100% of their supply chain and only source from Conformant smelters and refiners) into the terms and conditions of our purchase orders and supplier agreements, and maintained internal and third-party access to our ethics and compliance hotline, which can be used to report issues relating to conflict minerals. Our program included a ten-year record retention policy for our responsible minerals documents.

2.2.2 Our Risk Assessment

We conducted due diligence, as described in this CMR, to try to determine the source and chain of custody of the necessary 3TG metals contained in these memory and storage products. Our management assessment process led us to believe that at least some sourcing is from the DRC and adjoining countries. We were unable to determine the country of origin of some of the 3TG metals contained in memory and storage products we manufactured and sold during the year ended December 31, 2021 and/or whether some of the memory and storage products we manufactured and sold during the year ended December 31, 2021 contained 3TG metals that may have directly or indirectly financed or benefited armed groups in the DRC or an adjoining country.

As part of our due diligence process, we collected, screened and analyzed CMRTs from all applicable suppliers for the year ended December 31, 2021. We provided our suppliers with formal notification of Micron’s requirements to convey our expectations that they report to us, within fourteen days of any such occurrence, any changes to their supply chains that would affect their CMRT status.

2.2.3 Our Risk Management

We reviewed all CMRT responses and updates received for the year ended December 31, 2021 and determined whether the disclosed smelters or refiners were recognized by RMI or equivalents as processors of 3TG metals, and if so, whether they had been validated as Conformant with these organizations. We reviewed supplier CMRTs for accuracy and overall adherence to our responsible minerals requirements, as delivered through our inquiry letter to suppliers, and we began our risk mitigation (and escalation processes, if necessary) set out in our responsible minerals procedures with suppliers having disclosed any smelters or refiners that were not Conformant. If a supplier reports a CMRT that includes smelters or refiners not listed as Conformant, we implement our risk mitigation procedures, beginning with direct outreach to the supplier and escalating discussions up the management structure of our respective companies. We work with these suppliers throughout the risk mitigation process to provide awareness of Micron’s goal to only source from Conformant smelters or refiners. Eleven smelters and refiners that were reported to be in our memory and storage products supply chain during 2021 were subsequently determined to be inoperative or removed on or prior to December 31, 2021. As of December 31, 2021, four smelters and refiners in our memory and storage products supply chain were listed as Active with RMI, of which one became Conformant after December 31, 2021, and three continue to be in the process of removal from our supply chain as of the date of filing of this Report.

We are members of multiple RMI working groups, including the RMI Smelter Engagement Working Group, which was tasked with identifying and influencing smelters in the supply chains of RMI members to join the RMAP and become validated as responsibly sourced. Micron also has additional RMI formal representation and leadership positions on multiple RMI working groups, including the Multi-Stakeholder, Due Diligence Practices, Minerals Reporting Template, Gold, Cobalt, and RMI Plenary Working Groups. Through our membership dues, we provide funding to DRC in-region agencies.

2.2.4 Smelter and Refiner Auditing

As we do not source 3TG metals directly from smelters or refiners, we rely on independent third-party auditing programs, such as the RMAP, LBMA, and RJC to coordinate audits of smelters and refiners in our memory and storage products supply chain.

2.2.5 Reporting

We report our annual conflict minerals due diligence results in our responsible minerals program to the U.S. Securities and Exchange Commission through the Form SD and the CMR. We make the CMR available on our company website.

3. Our Product Descriptions

Our product portfolio of memory and storage solutions, is based on our high-performance semiconductor memory and storage technologies, including dynamic random access memory (“DRAM”), NAND, and NOR. We sell our products into various markets through our business units in numerous forms, including wafers, components, modules, solid state drives (“SSDs”), managed NAND, and Multi-Chip Package (“MCP”) products. Our system-level solutions, including SSDs and managed NAND, combine NAND, a controller, firmware, and in some cases DRAM. During the year ended December 31, 2021, we manufactured or contracted to manufacture the following memory and storage products containing 3TG metals.

DRAM

DRAM products are dynamic random access memory semiconductor devices with low latency that provide high-speed data retrieval with a variety of performance characteristics. DRAM products lose content when power is turned off (“volatile”) and are most commonly used in client, cloud server, enterprise, networking, graphics, industrial, and automotive markets. Low-power DRAM products, which are engineered to meet standards for performance and power consumption, are sold into smartphone and other mobile-device markets (including client markets for Chromebooks and notebook PCs), as well as into the automotive, industrial, and consumer markets.

NAND

NAND products are non-volatile, re-writeable semiconductor storage devices that provide high-capacity, low-cost storage with a variety of performance characteristics. NAND is used in SSDs for the enterprise and cloud, client, and consumer markets and in removable storage markets. Managed NAND is used in smartphones and other mobile devices, and in consumer, automotive, and embedded markets. Low-density NAND is ideal for applications like automotive, surveillance, machine-to-machine, automation, printer, and home networking.

NOR

NOR products are non-volatile re-writable semiconductor memory devices that provide fast read speeds. NOR is most commonly used for reliable code storage (e.g., boot, application, operating system, and execute-in-place code in an embedded system) and for frequently changing small data storage and is ideal for automotive, industrial, and consumer applications.

3D XPoint

3D XPoint is a class of non-volatile technology between DRAM and NAND in the memory and storage hierarchy. Effective as of March 4, 2021, we ceased development of 3D XPoint technology and products. We ceased producing 3D XPoint products in October 2021.

Reported Smelters and Refiners Used to Process 3TG Metals

Throughout 2021, we worked with our suppliers in an effort to source only from smelters and refiners that were validated as Conformant with a responsibly-sourced auditing program. We identified 219 smelters and refiners that are recognized by RMI, LBMA, or RJC to be processors of 3TG metals and that we believe were potentially in our memory and storage products supply chain for the year ended December 31, 2021, none of which had a Non-Conformant status with RMI at the time they entered our supply chain. Eleven smelters and refiners that were reported to be in our memory and storage products supply chain during 2021 were subsequently determined to be inoperative or removed on or prior to December 31, 2021. We determined that 208 smelters and refiners were in our memory and storage products supply chain as of December 31, 2021, of which 204 were validated as Conformant and four were listed as Active with RMI.

Many of our suppliers reported smelter and refiner information at the company level rather than limiting their responses to smelters and refiners associated with products sold to Micron. As a result, some reported smelters and refiners may not be associated with our memory and storage products. Appendix A sets forth a list of the names and locations of all of the smelters and refiners in our memory and storage products supply chain as reported by our suppliers for the year ended December 31, 2021.

Aggregated Countries of Origin of 3TG Metals

Our due diligence efforts did not result in sufficient information to conclusively determine the countries of origin of all 3TG metals in our products. Appendix B sets forth a list of countries of origin of 3TG metals that may be in our products based on information provided to us by our suppliers and RMI, which is available to us (and is therefore being disclosed) on an aggregated basis only for RMAP Conformant smelters.

Efforts to Determine the Mine or Location of Origin

RMI has an established audit protocol to assess whether smelters and refiners of 3TG metals employed policies, practices, and procedures to source responsibly-sourced minerals. RMI, through the RMAP, collects and provides access for its members to certain information regarding the origin of minerals processed at RMAP responsibly-sourced smelters and refiners.

We required the suppliers in our memory and storage products supply chain to complete the RMI CMRT, which requested information regarding the mine or location of origin of necessary conflict minerals processed by the smelters and refiners our suppliers identified as potentially associated with our 3TG metals supply chain. We reviewed the supplier responses as well as information available through the RMI on the mine or location of origin of 3TG metals processed by these smelters and refiners collectively. Because we were unable to confirm the supplier data, our list of the countries of origin in Appendix B reflects the aggregated list of countries provided by RMI for RMAP responsibly-sourced smelters and refiners.

4. 2022 Due Diligence Improvement Measures

During the 2022 reporting year, Micron intends to:

•Continue to engage with and provide active participation and leadership in the various RMI working groups;

•Continue to proactively work with all suppliers in an effort to accomplish our goal that all smelters and refiners in our supply chain are Conformant;

•Continue to refine and improve our escalation processes to ensure quick remediation, including removal, of any smelter or refiner that loses Conformant status; and

•Expand our responsible minerals program to ensure responsible sourcing of additional minerals and include more geographies as practicable in line with industry standards and RMI capabilities and programs.

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This Conflict Minerals Report contains forward looking statements related to our conflict minerals due diligence programs for 2022. We wish to caution you that such statements are predictions and that actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this Report to conform these statements to actual results.

Appendix A
Reported 3TG Smelters and Refiners List

This table provides the names and locations of all of the smelters and refiners in our memory and storage products supply chain as reported by our suppliers for the year ended December 31, 2021. The smelter and refiner names and locations appear as they are listed in the RMI Smelter Database as of January 28, 2022. We cannot confirm that any or all smelters and refiners in this table processed the necessary 3TG metals contained in our products, as many of our in-scope suppliers identified all smelters and refiners in their total supply chain rather than just those smelters and refiners associated with products sold to us.

Metal	Smelter or Refinery Name	Location

Gold	8853 S.p.A.	Italy
Gold	Advanced Chemical Company	United States
Gold	Agosi AG	Germany
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil
Gold	Argor-Heraeus S.A.	Switzerland
Gold	Asahi Pretec Corp.	Japan
Gold	Asahi Refining Canada Ltd.	Canada
Gold	Asahi Refining USA Inc.	United States
Gold	AU Traders and Refiners*	South Africa
Gold	Aurubis AG	Germany
Gold	Bangalore Refinery	India
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines
Gold	Boliden AB	Sweden
Gold	C. Hafner GmbH + Co. KG	Germany
Gold	CCR Refinery - Glencore Canada Corporation	Canada
Gold	Cendres + Metaux S.A.	Switzerland
Gold	Chimet S.p.A.	Italy
Gold	Chugai Mining*	Japan
Gold	Dowa	Japan
Gold	Emirates Gold DMCC	United Arab Emirates
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China
Gold	Heimerle + Meule GmbH	Germany
Gold	Heraeus Germany GmbH Co. KG	Germany
Gold	Heraeus Metals Hong Kong Ltd.	China
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China
Gold	Ishifuku Metal Industry Co., Ltd.	Japan
Gold	Istanbul Gold Refinery	Turkey
Gold	Italpreziosi	Italy
Gold	Japan Mint	Japan

Metal	Smelter or Refinery Name	Location

Gold	Jiangxi Copper Co., Ltd.	China
Gold	JSC Novosibirsk Refinery	Russia
Gold	JSC Uralelectromed	Russia
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan
Gold	Kazzinc	Kazakhstan
Gold	Kennecott Utah Copper LLC	United States
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland
Gold	Kojima Chemicals Co., Ltd.	Japan
Gold	Korea Zinc Co., Ltd.	South Korea
Gold	Kyrgyzaltyn JSC*	Kyrgyzstan
Gold	L'Orfebre S.A.	Andorra
Gold	LS-NIKKO Copper Inc.	South Korea
Gold	LT Metal Ltd.	South Korea
Gold	Marsam Metals	Brazil
Gold	Materion*	United States
Gold	Matsuda Sangyo Co., Ltd.	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	China
Gold	Metalor Technologies S.A.	Switzerland
Gold	Metalor USA Refining Corporation	United States
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico
Gold	Mitsubishi Materials Corporation	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan
Gold	MMTC-PAMP India Pvt., Ltd.	India
Gold	Moscow Special Alloys Processing Plant	Russia
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan
Gold	Nihon Material Co., Ltd.	Japan
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russia
Gold	PAMP S.A.	Switzerland
Gold	Planta Recuperadora de Metales SpA	Chile
Gold	Prioksky Plant of Non-Ferrous Metals	Russia
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia
Gold	PX Precinox S.A.	Switzerland
Gold	Rand Refinery (Pty) Ltd.	South Africa
Gold	Royal Canadian Mint	Canada
Gold	SAAMP	France
Gold	Safimet S.p.A	Italy
Gold	Samduck Precious Metals	South Korea

Metal	Smelter or Refinery Name	Location

Gold	SAXONIA Edelmetalle GmbH	Germany
Gold	SEMPSA Joyeria Plateria S.A.	Spain
Gold	Shandong Gold Smelting Co., Ltd.	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China
Gold	Singway Technology Co., Ltd.	Taiwan
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russia
Gold	Solar Applied Materials Technology Corp.	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	Japan
Gold	T.C.A S.p.A	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan
Gold	Tokuriki Honten Co., Ltd.	Japan
Gold	TOO Tau-Ken-Altyn	Kazakhstan
Gold	TSK Pretech*	South Korea
Gold	Umicore Precious Metals Thailand	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium
Gold	United Precious Metal Refining, Inc.	United States
Gold	Valcambi S.A.	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	Australia
Gold	WIELAND Edelmetalle GmbH	Germany
Gold	Yamakin Co., Ltd.	Japan
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China
Tantalum	AMG Brasil	Brazil
Tantalum	Asaka Riken Co., Ltd.*	Japan
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China
Tantalum	D Block Metals, LLC	United States
Tantalum	Exotech Inc.	United States
Tantalum	F&X Electro-Materials Ltd.	China
Tantalum	FIR Metals & Resource Ltd.	China
Tantalum	Global Advanced Metals Aizu	Japan
Tantalum	Global Advanced Metals Boyertown	United States
Tantalum	H.C. Starck Hermsdorf GmbH	Germany
Tantalum	H.C. Starck Inc.	United States
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China
Tantalum	Jiangxi Tuohong New Raw Material	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China
Tantalum	Jiujiang Tanbre Co., Ltd.	China
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China
Tantalum	KEMET de Mexico	Mexico
Tantalum	Meta Materials*	Macedonia

Metal	Smelter or Refinery Name	Location

Tantalum	Metallurgical Products India Pvt., Ltd.	India
Tantalum	Mineracao Taboca S.A.	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China
Tantalum	NPM Silmet AS	Estonia
Tantalum	Resind Industria e Comercio Ltda.	Brazil
Tantalum	Solikamsk Magnesium Works OAO	Russia
Tantalum	TANIOBIS Co., Ltd.	Thailand
Tantalum	TANIOBIS GmbH	Germany
Tantalum	TANIOBIS Japan Co., Ltd.	Japan
Tantalum	TANIOBIS Smelting GmbH & Co. KG	Germany
Tantalum	Telex Metals	United States
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan
Tantalum	XIMEI RESOURCES (GUANGDONG) LIMITED	China
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China
Tin	Alpha	United States
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China
Tin	China Tin Group Co., Ltd.	China
Tin	CV Venus Inti Perkasa***	Indonesia
Tin	EM Vinto	Bolivia
Tin	Fenix Metals	Poland
Tin	Gejiu Fengming Metallurgy Chemical Plant*	China
Tin	Gejiu Kai Meng Industry and Trade LLC	China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China
Tin	HuiChang Hill Tin Industry Co., Ltd.	China
Tin	Jiangxi New Nanshan Technology Ltd.	China
Tin	Luna Smelter, Ltd.	Rwanda
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil
Tin	Malaysia Smelting Corporation (MSC)	Malaysia
Tin	Melt Metais e Ligas S.A.	Brazil
Tin	Metallic Resources, Inc.	United States
Tin	Metallo Belgium N.V.	Belgium
Tin	Metallo Spain S.L.U.	Spain
Tin	Mineracao Taboca S.A.	Brazil
Tin	Minsur	Peru
Tin	Operaciones Metalurgicas S.A.	Bolivia

Metal	Smelter or Refinery Name	Location

Tin	PT Artha Cipta Langgeng	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	Indonesia
Tin	PT Babel Inti Perkasa	Indonesia
Tin	PT Babel Surya Alam Lestari	Indonesia
Tin	PT Bangka Serumpun	Indonesia
Tin	PT Menara Cipta Mulia	Indonesia
Tin	PT Mitra Stania Prima	Indonesia
Tin	PT Mitra Sukses Globalindo***	Indonesia
Tin	PT Prima Timah Utama	Indonesia
Tin	PT Rajawali Rimba Perkasa	Indonesia
Tin	PT Rajehan Ariq*	Indonesia
Tin	PT Refined Bangka Tin	Indonesia
Tin	PT Sariwiguna Binasentosa	Indonesia
Tin	PT Stanindo Inti Perkasa	Indonesia
Tin	PT Timah Nusantara***	Indonesia
Tin	PT Timah Tbk Kundur	Indonesia
Tin	PT Timah Tbk Mentok	Indonesia
Tin	PT Tinindo Inter Nusa	Indonesia
Tin	Resind Industria e Comercio Ltda.	Brazil
Tin	Rui Da Hung	Taiwan
Tin	Soft Metais Ltda.	Brazil
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	Vietnam
Tin	Thaisarco	Thailand
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.**	China
Tin	Tin Technology & Refining	United States
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	China
Tungsten	A.L.M.T. Corp.	Japan
Tungsten	ACL Metais Eireli	Brazil
Tungsten	Asia Tungsten Products Vietnam Ltd.	Vietnam
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China
Tungsten	China Molybdenum Tungsten Co., Ltd.	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	China
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China
Tungsten	Global Tungsten & Powders Corp.	United States
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China

Metal	Smelter or Refinery Name	Location

Tungsten	H.C. Starck Tungsten GmbH	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China
Tungsten	Hydrometallurg, JSC	Russia
Tungsten	Japan New Metals Co., Ltd.	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China
Tungsten	Kennametal Fallon	United States
Tungsten	Kennametal Huntsville	United States
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China
Tungsten	Masan High-Tech Materials	Vietnam
Tungsten	Moliren Ltd.	Russia
Tungsten	Niagara Refining LLC	United States
Tungsten	TANIOBIS Smelting GmbH & Co. KG	Germany
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.*	Vietnam
Tungsten	Unecha Refractory metals plant	Russia
Tungsten	Wolfram Bergbau und Hutten AG	Austria
Tungsten	Woltech Korea Co., Ltd.*	South Korea
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China
Tungsten	Xiamen Tungsten Co., Ltd.	China
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China

*    The smelter/refiner was reported to be in our memory and storage products supply chain during 2021 and was subsequently determined to be inoperative or removed on or prior to December 31, 2021. Up-to-date information on the validation status of smelters and refiners participating in the RMAP is available at responsiblemineralsinitiative.org/smelters-refiners-lists.
**    The smelter/refiner became Conformant after December 31, 2021.
***    The smelter/refiner was listed as Active with RMI as of December 31, 2021 and continues to be in the process of removal from our supply chain as of the date of filing of this Report.

Appendix B
Aggregated Countries of Origin List

This table sets forth an aggregated list of countries (or regions) of origin for 3TG metals that may be in our products based on information available from RMI on countries of origin for smelters or refiners that have been validated as Conformant with the RMAP. Due to confidential business information concerns, RMI provides this country of origin information on an aggregated basis. This table reflects information available from RMI as of December 31, 2021.

Andorra	El Salvador	Lithuania	Singapore
Angola	Eritrea	Luxembourg	Sint Maarten
Antigua and Barbuda	Estonia	Macau	Slovakia
Argentina	Ethiopia	Madagascar	Slovenia
Armenia	Fiji	Malaysia	Solomon Islands
Australia	Finland	Mali	South Africa
Austria	France	Malta	South Korea
Azerbaijan	French Guiana	Mauritania	Spain
Bahamas	Gabon	Mexico	Sri Lanka
Bahrain	Georgia	Monaco	St Lucia
Bangladesh	Germany	Mongolia	St Vincent and Grenadines
Barbados	Ghana	Montenegro	Sudan
Belarus	Greece	Morocco	Suriname
Belgium	Grenada	Mozambique	Swaziland
Benin	Guatemala	Myanmar	Sweden
Bolivia	Guernsey	Namibia	Switzerland
Bosnia & Herzegovina	Guinea	Netherlands	Taiwan
Botswana	Guyana	New Zealand	Tajikistan
Brazil	Haiti	Nicaragua	Tanzania
Bulgaria	Honduras	Niger	Thailand
Burkina Faso	Hong Kong	Nigeria	Togo
Burundi	Hungary	Norway	Trinidad and Tobago
Cameroon	Iceland	Oman	Tunisia
Canada	India	Pakistan	Turkey
Cayman Islands	Indonesia	Panama	Turks and Caicos
Chile	Ireland	Papua New Guinea	Uganda
China	Israel	Peru	Ukraine
Colombia	Italy	Philippines	United Arab Emirates
Democratic Republic of the Congo	Ivory Coast	Poland	United Kingdom
Costa Rica	Japan	Portugal	United States
Cote d'Ivoire	Jordan	Puerto Rico	Uruguay
Croatia	Kazakhstan	Qatar	Uzbekistan
Cuba	Kenya	Romania	Venezuela
Curacao	Krygyzstan	Russia	Vietnam
Cyprus	Kuwait	Rwanda	Virgin Islands
Czechia	Laos	Saint Kitts and Nevis	Yemen
Denmark	Latvia	San Marino	Zambia
Dominica	Lebanon	Saudi Arabia	Zimbabwe
Dominican Republic	Liberia	Senegal
Ecuador	Libya	Serbia
Egypt	Liechtenstein	Sierra Leone